Exhibit 10.1

CONVERSION AGREEMENT

This Conversion Agreement (this “Agreement”) is made and entered into as of September 28, 2023 (the “Effective Date”), by and among Guardforce AI Co., Limited, an exempted company incorporated in the Cayman Islands (the “Company”), WK Venture Success Limited, a company incorporated in the British Virgin Islands with limited liability, who is the holder of certain indebtedness of the Company (“WK Venture”) and each of the persons listed on Schedule 2 to this Agreement (together with WK Venture, each, a “Holder” and collectively, the “Holders” and, the Holders together with the Company, the “Parties”).

Recitals

Whereas, on April 29, 2016, Guardforce Holdings (HK) Limited (“GFHK”) agreed to issue, and Profit Raider Investment Limited (“Profit Raider”) agreed to subscribe for, exchangeable bonds in the aggregate principal amount of US$15,000,000, due on April 29, 2018 (the “Bond”). As a result of certain internal loan restructuring of GFHK and its subsidiaries, Guardforce Cash Solutions Security (Thailand) Company Limited (“Guardforce Cash”), the Company’s 99.07% owned subsidiary, has become indebted to Profit Raider in respect of the Loan (as defined below) on and from April 29, 2018. On August 25, 2018, Guardforce Cash entered into an agreement with Profit Raider (the “Loan Agreement”) to record the terms and conditions regulating the loan in the principal amount of US$13,421,792.82 owed by Guardforce Cash to Profit Raider (the “Loan”). On April 29, 2019, Guardforce Cash entered into a supplemental agreement to the Loan Agreement with Profit Raider, to extend the due date of the Loan to December 31, 2019. The Company recorded a short-term borrowing in the Loan for the year ended December 31, 2019, bearing interest at 3.22% per annum prior to April 30, 2019, and 4% per annum from April 30, 2019 to December 31, 2019.

Whereas, on March 11, 2020, Guardforce Cash entered into the second supplemental agreement to the Loan Agreement with Profit Raider, to extend the due date of the Loan to December 31, 2020. On December 31, 2020, Guardforce Cash entered into the third supplemental agreement to the Loan Agreement with Profit Raider, to extend the due date of the Loan to December 31, 2022. On December 30, 2022, Guardforce Cash entered into the fourth supplemental agreement with WK Venture and other parties thereto to further extend the Loan to December 31, 2024. The Company recorded a long-term borrowing in the Loan for the year ended December 31, 2022, bearing interest at 4% per annum from April 30, 2019 to December 31, 2024.

Whereas, a deed of assignment and transfer dated September 29, 2022 (the “Assignment Deed”), was entered into between Profit Raider, WK Venture, and other parties named therein, pursuant to which the Loan, along with all present and future rights, claims, titles, interests, powers, benefits, obligations, and liabilities of Profit Raider pertaining to or in respect of the Loan, was assigned and transferred to WK Venture.

Whereas, as of July 31, 2023, the amount of accrued and unpaid interest of the Loan is US$2,492,821.77 (the “Unpaid Interest”), such that the total amount owed under the Loan is US$15,914,614.59 (the “Amount Owed”). Capitalized terms used herein, but not otherwise defined, have the meanings ascribed to them in the Loan Agreement.

Whereas, the Parties desire to convert one hundred percent (100%) of the Amount Owed under the Loan into the ordinary shares, par value US$0.12 (the “Ordinary Shares”), of the Company, at a conversion price of US$5.40 per share (the “Conversion Price”) and subject to the terms and conditions set forth herein (such transaction, the “Loan Conversion”).

Agreement

Now Therefore, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Conversion.

(a) Conversion. Upon execution of this Agreement by the Company and each of the Holders and the satisfaction or waiver of each of the conditions set forth in Section 1(c) (the “Closing” and such date, the “Closing Date”), with no further action by any party, WK Venture hereby confirms, on behalf of itself and the other Holders, that one hundred percent (100%) of the Amount Owed under the Loan is hereby automatically converted into the number of Ordinary Shares of the Company set forth on Schedule 1 to this Agreement (the “Conversion Shares”). Any accrued and unpaid interest of the Loan from July 31, 2023 to the Effective Date shall be forgiven.

(b) Closing Deliverables.

(i) On the Closing Date, the Company will:

(1) deliver to each Holder a copy of this Agreement, duly executed by the Company;

(2) (A) procure the entry of each of the Holders in its shareholder list as the legal owner of the relevant number of Conversion Shares set forth opposite such Holder’s name on Schedule 2 to this Agreement and (B) provide electronic book entry statements in the names of each of the Holders for the applicable number of Conversion Shares; and

(3) deliver to each Holder a certificate signed by an authorized officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 1(c)(ii) have been satisfied.

(ii) On the Closing Date, each Holder will deliver to the Company a copy of this Agreement, in each case duly executed by such Holder.

(c) Closing Conditions.

(i) The obligations of the Company hereunder are subject to the following conditions being met:

(1) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality, in all respects) on the Closing Date of the respective representations and warranties of the Holders contained herein (unless as of a specific date therein in which case they shall be accurate as of such date);

(2) all obligations, covenants and agreements of each Holder that are required to be performed at or prior to the Closing Date shall have been performed in all material respects; and

(3) the delivery by each Holder of the items set forth in Section 1(b)(ii) of this Agreement.

(ii) The respective obligations of WK Venture and each of the Holders hereunder are subject to the following conditions being met:

(1) the accuracy in all material respects (or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect, in all respects) on the Closing Date of the representations and warranties of the Company contained herein (unless as of a specific date therein, in which case they shall be accurate as of such date);

(2) all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing Date shall have been performed in all material respects;

(3) the Company shall have submitted to the Nasdaq Capital Market the Listing of Additional Shares Notification for the listing of the Conversion Shares on the Nasdaq Capital Market as set forth in Section 2(c), a copy of which shall have been provided to the Holders, and the Nasdaq Capital Market shall have raised no objection with respect thereto;

(4) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental entity of competent jurisdiction that prohibits the consummation of any of the transactions contemplated hereby; and

(5) the delivery by the Company of the items set forth in Section 1(b)(i) of this Agreement.

2. Covenants.

(a) Restrictive Legends. Each of the Holders, understands and agrees that the Conversion Shares and any certificates in respect of the Conversion Shares shall be notated with the following legend or one similar to it:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) OR UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF OTHER THAN IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM THE REGISTRATION STATEMENT REQUIREMENTS OF THE SECURITIES ACT, INCLUDING THE PROVISIONS OF REGULATION S PROMULGATED UNDER THE SECURITIES ACT, UNLESS REGISTERED UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT THE SELLER DELIVERS TO THE COMPANY AN OPINION OF COUNSEL (WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY) CONFIRMING THE AVAILABILITY OF SUCH EXEMPTION. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES TO THE EXTENT PERMITTED BY APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

Notwithstanding any other provisions of this Agreement, each of the Holders shall not be entitled to have the above legend removed, until November 6, 2023.

(b) Removal of Restrictive Legends.

(i) Subject to compliance with the requirements of Rule 144 under the US Securities Act of 1933, as amended (the “Securities Act”) or at any other time such legend is otherwise not required under applicable requirements and exemptions of the Securities Act, the Company will use its best efforts to remove any restrictive legends from any certificates representing the Conversion Shares or the book-entry account maintained by the transfer agent of the Company (the “Transfer Agent”) evidencing ownership of the Conversion Shares, as applicable, upon the request of any Holder and after November 6, 2023, at the Company’s sole cost and expense.

(ii) For the avoidance of doubt, (A) counsel to the Company shall provide all opinions with respect to the removal of restrictive legends (x) pursuant to and in compliance with Rule 144 or other available exemption from the registration statement requirements of the Securities Act, or (y) at such time as any registration statement covering the resale of the Conversion Shares is effective under the Securities Act, unless any registration exemption is available in compliance with the Securities Act (B) the Company shall provide confirmation to the Transfer Agent that all such opinions are acceptable and (C) the Company shall pay all costs associated with such opinions and counsel to the Company.

(iii) Notwithstanding anything in the Company’s Amended and Restated Memorandum and Articles of Association to the contrary, the Company hereby agrees that it shall not refuse to register the transfer of any of the Conversion Shares by any Holder; provided such transfer is made pursuant to either (A) a registration statement under the Securities Act, which registration statement shall have become effective, or (B) an exemption from the registration statement requirements of the Securities Act, including (x) the provisions of Regulation S promulgated under the Securities Act (“Regulation S”) or (y) Rule 144 promulgated under the Securities Act (“Rule 144”).

3. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holders as of the date of this Agreement as set forth below:

(a) Incorporation, Good Standing and Qualification. The Company is an exempted company, duly incorporated, validly existing and in good standing under the laws of Cayman Islands. The Company is duly qualified to do business and is in good standing as a company in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would not have a material adverse effect on the Company or its business.

(b) Authorization; Binding Obligations. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization of this Agreement, the performance of all obligations of the Company hereunder as of the Effective Date, and the authorization, allotment, issuance and delivery of the Conversion Shares pursuant hereto, has been duly and validly taken, and no further action is required by the Company, its directors or shareholders in connection herewith. This Agreement has been duly executed by the Company and, when executed and delivered by the other parties hereto, will be a valid and binding obligation of the Company enforceable in accordance with its terms, except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (b) general principles of equity that restrict the availability of equitable remedies.

(c) No Conflicts. The execution, delivery and performance by the Company of this Agreement, the allotment, issuance and delivery of the Conversion Shares and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any subsidiary of the Company’s (“Subsidiary”) memorandum and articles of association, certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing the Company’s or any Subsidiary’s debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in (A) a material adverse effect on the legality, validity or enforceability of, or the Company’s ability to perform in any material respect its obligations under, this Agreement or (B) a Material Adverse Change (as defined below).

(d) No Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or any other person in connection with the execution, delivery and performance by the Company of this Agreement.

(e) Capitalization. As of the date hereof, the Company has an authorized share capital of US$36,000,000 divided into 300,000,000 Ordinary Shares of par value US$0.12 each, 6,883,223 Ordinary Shares of which are issued and outstanding. 687,633 (rounding down) Ordinary Shares will represent 9.99% of the Company’s issued and outstanding Ordinary Shares. All of the Company’s issued and outstanding Ordinary Shares are fully paid and non-assessable and were issued in compliance with all applicable laws. The issuance of the Conversion Shares pursuant to this Agreement will not obligate the Company to issue Ordinary Shares or other securities to any person (other than the Holders) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. No person has any right of first refusal, preemptive right, right of participation, or any similar right to participate in the transactions contemplated by this Agreement.

(f) Issuance of the Conversion Shares. The Conversion Shares are duly authorized and, when issued and paid for in accordance with this Agreement by giving effect to the Loan Conversion, will be duly and validly issued, fully paid and nonassessable, free and clear of all liens other than restrictions on transfer under applicable securities laws, the currently effective amended and restated memorandum and articles of association of the Company and the Voting Agreement mentioned in Section 6 of this Agreement.

(g) SEC Reports; Financial Statements. The Company has filed in a timely manner all reports, schedules, forms, statements and other documents required to be filed by the Company pursuant to the Securities Act and pursuant to Sections 13(a), 13(e), 14 and 15(d) of the US Exchange Act of 1934, as amended (the “Exchange Act”) during the preceding 12 months (except to the extent that Section 15(d) requires reports to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act, which shall be governed by the next clause of this sentence); and the Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act during the preceding 12 months (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) with respect thereto as in effect at the time of filing. Such financial statements fairly present in all material respects the financial position and the results of operations of the Company at the dates and for the periods to which they apply; and such financial statements have been prepared in accordance with International Financial Reporting Standards as adopted by the International Accounting Standards Board (“IFRS”), consistently applied throughout the periods involved (provided that unaudited interim financial statements are subject to year-end audit adjustments that are not expected to be material in the aggregate and do not contain all footnotes required by IFRS); and the supporting schedules included or incorporated by reference in the SEC Reports present fairly in all material respects the information required to be stated therein. To the knowledge of the Company, PKF Littlejohn LLP and Wei, Wei & Co., LLP (the “Auditors”), whose reports are filed with the Commission and included or incorporated by reference in the SEC Reports, are each an independent registered public accounting firm as required by the Securities Act and the Securities Act Regulations and the Public Company Accounting Oversight Board.

(h) No Material Adverse Change. Since December 31, 2022, there has been no material adverse change in the financial position or results of operations of the Company or its Subsidiaries taken as a whole, nor to the Company’s knowledge, any change or development that, singularly or in the aggregate, would involve a material adverse change or a prospective material adverse change, in or affecting the condition (financial or otherwise), results of operations, business, assets or prospects of the Company or its Subsidiaries taken as a whole (a “Material Adverse Change”).

(i) Litigation; Governmental Proceedings. There is no action, suit, proceeding, inquiry, arbitration, investigation, litigation or governmental proceeding pending or, to the Company’s knowledge, threatened against, or involving the Company or, to the Company’s knowledge, any executive officer or director which has not been disclosed in the SEC Reports and would have, or would reasonably be expected to result in, a Material Adverse Change.

(j) Compliance with Laws. Each of the Company and each Subsidiary: (i) is and at all times has been in compliance with all statutes, rules, or regulations applicable to the business of the Company as currently conducted (“Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Change; (ii) has not received any warning letter, untitled letter or other correspondence or notice from any governmental or regulatory agency, authority, body, entity or court, domestic or foreign, having jurisdiction over the Company or any of its assets or businesses (each, a “Governmental Entity”) alleging or asserting noncompliance with any Applicable Laws or any consents, authorizations, approvals, licenses, certificates, clearances, permits or orders or supplements and amendments thereto (collectively, “Authorizations”) of or from any Governmental Entities that the Company needs as of the date hereof to conduct its business purpose as described in the SEC Reports; (iii) possesses all Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations, except where the invalidity of such Authorizations or the failure of such Authorizations to be in full force and effect would not result in a Material Adverse Change; (iv) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Entity or third party alleging that any activity conducted by the Company is in violation of any Applicable Laws or Authorizations and has no knowledge that any such Governmental Entity or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) has not received notice that any Governmental Entity has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and has no knowledge that any such Governmental Entity is considering such action; and (vi) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission), except where the failure to be so in compliance would not, individually or in the aggregate, result in a Material Adverse Change.

(k) Listing and Maintenance Requirements. The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. Except as may be disclosed in the SEC Reports, the Company has not, in the 12 months preceding the date hereof, received notice from the Nasdaq Capital Market to the effect that the Company is not in compliance with the listing or maintenance requirements of the Nasdaq Capital Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

(l) Foreign Corrupt Practices Act. None of the Company and its Subsidiaries or, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company and its Subsidiaries or any other person acting on behalf of, and with authority from, the Company and its Subsidiaries, has, directly or indirectly, given or agreed to give any money, gift or similar benefit (other than legal price concessions to customers in the ordinary course of business) to any customer, supplier, employee or agent of a customer or supplier, or official or employee of any Governmental Entity (domestic or foreign) or any political party or candidate for office (domestic or foreign) or other person who was, is, or may be in a position to help or hinder the business of the Company (or assist it in connection with any actual or proposed transaction) that (i) might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had a Material Adverse Change or (iii) if not continued in the future, might adversely affect the assets, business, operations or prospects of the Company. The Company has taken reasonable steps to ensure that its accounting controls and procedures are sufficient to cause the Company to comply in all material respects with the Foreign Corrupt Practices Act of 1977, as amended.

(m) Compliance with OFAC. None of the Company and its Subsidiaries or, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company and its Subsidiaries or any other person acting on behalf of, and with authority from, the Company and its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not, directly or indirectly, use the proceeds of the Offering hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

(n)  Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, ‘the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any Governmental Entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(o) Solvency. As of the date hereof, (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.

(p) Private Placement. None of the Company nor any person acting on behalf of the Company has taken or will take any action which would subject the offer, issuance or sale of the Conversion Shares in accordance with this Agreement to registration under the provisions of Section 5 of the Securities Act. Assuming the accuracy of the Holders’ representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Conversion Shares by the Company to the Holders as contemplated hereby. The issuance and sale of the Conversion Shares hereunder does not contravene the rules and regulations of the Nasdaq Capital Market.

(q) No General Solicitation; Directed Selling Efforts. Neither the Company nor any person acting on behalf of the Company has offered or sold any of the Conversion Shares by any form of general solicitation or general advertising. Neither the Company nor any person acting on its behalf has engaged in any “directed selling efforts” (under and as defined in Regulation S) to U.S. persons with respect to the Conversion Shares.

(r) Integration. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the issuance and sale of the Conversion Shares hereunder to be integrated with prior offerings by the Company for purposes of the Securities Act that would require the registration of any such securities under the Securities Act.

(s) No Investment Company Status. The Company is not and, after giving effect to the transactions contemplated by this Agreement, will not be, required to register as an “investment company,” as defined in the Investment Company Act of 1940, as amended.

4. Representations and Warranties of the Holders. Each Holder, severally and not jointly, hereby represents and warrants to the Company in respect of that Holder itself as follows (provided that such representations and warranties do not lessen or obviate the representations and warranties of the Company set forth in this Agreement):

(a) Requisite Power and Authority. Such Holder has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions. All action on such Holder’s part required for the lawful execution and delivery of this Agreement has been taken. Upon its execution and delivery, this Agreement will be a valid and binding obligation of such Holder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) as limited by general principles of equity that restrict the availability of equitable remedies.

(b) Reliance on Exemptions. Such Holder understands that the Conversion Shares are being offered in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Holder set forth herein in order to determine the availability of such exemptions and the eligibility of any Holder to receive the Conversion Shares. All of the written information which such Holder has provided to the Company in respect of itself is true, correct and complete as of the date this Agreement is signed.

(c) Transfer Restrictions and Terms and Conditions. At the time of issuance of the Conversion Shares, there does not exist a registration statement under the Securities Act for the Conversion Shares, which registration statement shall have become effective and is current with respect to the Conversion Shares. Such Holder acknowledges that the Conversion Shares to be issued to that Holder must be held indefinitely unless subsequently registered and qualified under the Securities Act, or unless an exemption from registration and qualification is otherwise available.

(d) Restricted Securities. Such Holder, acknowledges that the shareholder list and book entry account representing or evidencing the Conversion Shares shall contain a customary restrictive legend restricting the offer, sale or transfer of any Conversion Shares except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act. Such Holder (i) is purchasing the Conversion Shares for Holder’s own account and not with a view to the resale or distribution thereof; (ii) at no time was presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and issue of the Conversion Shares; (iii) is not required to be registered as a broker-dealer under Section 15 of the Exchange Act, and is not affiliated with any broker-dealer registered under Section 15 of the Exchange Act; and (iv) agrees that any subsequent offer for sale or sale of any such Conversion Shares shall be made pursuant to either (1) a registration statement under the Securities Act, which registration statement shall have become effective and shall be current with respect to the Conversion Shares being offered and sold, or (2) an exemption from the registration statement requirements of the Securities Act, including the provisions of Regulation S promulgated under the Act (“Regulation S”) or Rule 144.

(e) Foreign Holders. Such Holder hereby represents that it is located outside of the United States and such Holder, at the time of the sale of the Conversion Shares, will be outside the United States. Such Holder has not engaged in or directed any unsolicited offers to purchase the Ordinary Shares of the Company in the United States, and is neither a U.S. Person nor a Distributor (as defined in Rule 902(k) and 902(d), respectively, of Regulation S). Such Holder is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, the Holder understands that the statutory basis for the exemption claimed for the sale of the Conversion Shares would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act. Such Holder further represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Conversion Shares or any use of this Agreement, including (i) the legal requirements within its jurisdiction for the receipt of the Conversion Shares, (ii) any foreign exchange restrictions applicable to such receipt, (iii) any governmental or other consents that may need to be obtained, and (iv) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Conversion Shares. The Holder’s subscription for and continued beneficial ownership of the Conversion Shares will not violate any applicable securities or other laws of the Holder’s jurisdiction.

(f) Independence of Parties. Such Holder hereby represents that it is an independent entity from each of the other Holders and is not an agent, representative, partner, or employee of any other Holder and is not under common control with any other Holder. For the purpose of this provision, under common control means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by contract or otherwise); provided, however, that in any event any person which beneficially owns, directly or indirectly, 10% or more (in number of votes) of the securities having ordinary voting power for the election of directors of a corporation shall be conclusively presumed to control such corporation.

5. Restrictions On Disposition

(a) Restrictions on Disposition. Each Holder will not make any disposition of all or any portion of its Conversion Shares unless:

(i) there is then in effect a registration statement under the Securities Act, covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) such Holder has notified the Company of the proposed disposition and such disposition will not require registration of such securities under the Securities Act.

Notwithstanding the foregoing provisions of this Section 5(a), no such registration statement will be required: (i) for any transfer of any Conversion Shares in compliance with the Securities and Exchange Commission’s Rule 144 or Rule 144A or pursuant to another available exemption from registration, or (ii) for any transfer of any Conversion Shares by a Holder that is a partnership, limited liability company, corporation or venture capital fund to (A) a partner of such partnership, member of such limited liability company or shareholder of such corporation, (B) an affiliate of such partnership, limited liability company or corporation (including, any affiliated investment fund of such Holder), (C) a retired partner of such partnership or a retired member of such limited liability company, or (D) the estate of any such partner, member, or shareholder, or (iii) for the transfer without additional consideration or at no greater than cost by gift, will, or intestate succession by any Holder to the Holder’s spouse or lineal descendants or ancestors or any trust for any of the foregoing; provided that, in the case of clauses (ii) and (iii), the transferee agrees in writing to be subject to the terms and conditions of this Agreement to the same extent as if the transferee were an original Holder under this Agreement.

(b) Ownership Limitation. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not effect any conversion of the Amount Owed under the Loan to the extent that after giving effect to such conversion would cause any of the Holders to beneficially own a number of Ordinary Shares exceeding 9.99% of the number of Ordinary Shares outstanding on such date (including for such purpose the Ordinary Shares issuable upon such issuance) (the “Maximum Percentage”). For purposes of this section, beneficial ownership of Ordinary Shares will be determined pursuant to the Securities Act.

6. Voting Agreement and Irrevocable Proxy. Each of the Holders shall appoint, or procure that the person who is entitled to attend and vote such Holder’s Conversion Shares at a general meeting of the shareholders of the Company shall appoint, Ms. Lei Wang, who is the Executive Chairman of the Board of Directors and Chief Executive Officer of the Company as his/her/its proxy(ies) (the “Proxy”) to attend and vote instead of him/her/it, subject to the Company’s adopted Memorandum and Articles as amended from time to time. A proxy needs not to be a shareholder of the Company. The Proxy shall be entitled to exercise the same powers on behalf of each of the Holders which they represent as the Holders could exercise. As a condition to the execution of this Agreement, each of the Holders is executing and delivering to the Company a Voting Agreement and Irrevocable Proxy in substantially the form attached hereto as Exhibit A (the “Voting Agreement”).

7. Waiver of Rights. The Holders who entitled to attend and vote at a general meeting of the shareholders of the Company hereby irrevocably waive their rights under the Company’s adopted Memorandum and Articles as amended from time to time to nominate a Director for election to the Company’s Board of Directors.

8. Miscellaneous.

(a) Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of New York in all respects without giving effect to conflict of law principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the state of New York.

(b) Amendments and Waivers. No provisions of this Agreement shall be modified, waived or terminated, except by an instrument in writing signed by each party hereto.

(c) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(d) Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement.

(e) Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(f) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(h) Further Assurances. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other actions as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(i) Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

(j) Independent Nature of Holders’ Obligations and Rights. The obligations of each Holder under this Agreement and the Voting Agreement (the “Transaction Documents”) are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance or non-performance of the obligations of any other Holder under any Transaction Document. Nothing contained herein or in the Voting Agreement, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Holder shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement or in the Voting Agreement, and it shall not be necessary for any other Holder to be joined as an additional party in any action or proceeding for such purpose. The Company has elected to provide all Holders with the same terms for the convenience of the Company and not because it was required or requested to do so by any of the Holder. It is expressly understood and agreed that each provision contained in this Agreement and in each other Transaction Document is between the Company and a Holder, solely, and not between the Company and the Holders collectively and not between and among the Holders.

(Signature Page Follows)

In Witness Whereof, the Parties have executed this Conversion Agreement as of the Effective Date.

Company:

Guardforce AI Co., Limited
a Cayman Islands exempted company

By:	/s/ Lei Wang
Name:	Lei Wang
Title:	Executive Chairman of the Board of Directors and Chief Executive Officer

Address:
10 Anson Road
#28-01 International Plaza
Singapore 079903

HOLDER:

WK Venture Success Limited
a British Virgin Islands company

By:	/s/ Yang Jinping
Name:	Yang Jinping
Title:	Director

Address:
Vistra Corporate Services Centre,
Wickhams Cay II, Road Town, Tortola,
VG1110, British Virgin Islands

HOLDER:

Yuan Chun Holding Co., Limited
a British Virgin Islands company

By:	/s/ Wang Tao
Name:	Wang Tao
Title:	Director

Address:
Coastal Building, Wickham’s Cay II,
P.O. Box 2221, Road Town, Tortola,
VG1110, British Virgin Islands

[Signature Page to Conversion Agreement]

HOLDER:

Sunton Development Company Limited
a Hong Kong company

By:	/s/ Yang Neng
Name:	Yang Neng
Title:	Director

Address:
Suite 702, 7/F., Fu Fai Commercial Centre,
27 Hillier Street, Sheung Wan, Hong Kong

HOLDER:

Yescom Development Company Limited
a Hong Kong company

By:	/s/ Wang Wei
Name	Wang Wei
Title:	Director

Address:
Suite 702, 7/F., Fu Fai Commercial Centre,
27 Hillier Street, Sheung Wan, Hong Kong

HOLDER:

Hash Digital Investment Limited
a Hong Kong company

By:	/s/ Su Zhengyang
Name:	Xu Zhengyang
Title:	Director

Address:
22/F., Queen’s Road Centre,
152 Queen’s Road Central,
Sheung Wan, Hong Kong

[Signature Page to Conversion Agreement]

Schedule 1

Loan

Holder Name and Address		100% of Principal Amount		100% of Unpaid Interest		100% of Amount Owed[1]	Loan Issue Date	Conversion Price	Number of Conversion Shares	Type of Security
WK Venture Success Limited Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	US$	13,421,792.82	US$	2,492,821.77	US$	15,914,614.59	August 25, 2018	US$ 5.40 per share	2,947,150 (Fractional shares disposed)	Restricted Ordinary Shares

[1]	Interest calculated through July 31, 2023.

Schedule 2

Holders

Holder Name and Address	Number of Conversion Shares	Percentage of the Company’s Issued and Outstanding Ordinary Shares Prior to Issuance of Conversion Shares	Percentage of the Company’s Issued and Outstanding Ordinary Shares Post Issuance of Conversion Shares	Type of Security
WK Venture Success Limited Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands	871,250	12.66%	8.86%	Restricted Ordinary Shares
Yuan Chun Holding Co., Limited Coastal Building, Wickham’s Cay II, P.O. Box 2221, Road Town, Tortola, VG1110, British Virgin Islands	642,000	9.33%	6.53%	Restricted Ordinary Shares
Sunton Development Company Limited Suite 702, 7/F., Fu Fai Commercial Centre, 27 Hillier Street, Sheung Wan, Hong Kong	485,000	7.05%	4.93%	Restricted Ordinary Shares
Yescom Development Company Limited Suite 702, 7/F., Fu Fai Commercial Centre, 27 Hillier Street, Sheung Wan, Hong Kong	483,900	7.03%	4.92%	Restricted Ordinary Shares
Hash Digital Investment Limited 22/F., Queen’s Road Centre, 152 Queen’s Road Central, Sheung Wan, Hong Kong	465,000	6.76%	4.73%	Restricted Ordinary Shares
Total	2,947,150	42.82%	29.98%

Exhibit A

Voting Agreement and Irrevocable Proxy